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                             CEDAR INCOME FUND, LTD.
                          44 South Bayles Avenue, #304
                         Port Washington, New York 11050

                                                       Contact: Brenda J. Walker
                                                                Vice President
                                                                (516) 767-6492

FOR IMMEDIATE RELEASE:
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CEDAR INCOME FUND, LTD.-ANNOUNCES SALE OF JACKSONVILLE, FLORIDA OFFICE BUILDING
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         Port Washington, New York - May 28, 2002 - Cedar Income Fund, Ltd. (the
"Company"), a NASDAQ-listed real estate investment trust, today announced that it has completed the sale of the Southpoint Parkway Center in Jacksonville, Florida for $4.7 million. The net proceeds of sale of the property, approximately $4,378,000 after deduction of sales costs and closing adjustments, have been used to pay down the existing $6 million financing entered into with SWH Funding Corp. in connection with the purchase of three supermarket-anchored shopping centers (two in Philadelphia and one in southern New Jersey) during the fourth quarter of 2001. The Southpoint property was the only remaining office property of the Company and the last of the four properties acquired shortly after organization of the Company in 1985-1986. The Company's remaining portfolio consists entirely of (supermarket) anchored shopping centers in Pennsylvania and New Jersey.

         Cedar Income Fund, Ltd. is a real estate investment trust administered by Cedar Bay Realty Advisors, Inc., Port Washington, New York. Shares of Cedar Income Fund, Ltd. are traded on the NASDAQ (Small Cap) Stock Market under the symbol "CEDR".